Exhibit 99.1

Headline: Atkore International Group Inc. Acquires Queen City Plastics, Inc.

Harvey, Illinois, October 22, 2020/Business Wire/ -- Atkore International Group Inc. (“Atkore”), today announced that it has acquired the assets of Queen City Plastics, Inc., a manufacturer of PVC conduit, elbows and fittings for the electrical market (www.QueenCityPlastics.com).

“With more than 50 years in the industry, Queen City Plastics has been dedicated to delivering high quality, American made PVC products for electrical customers,” commented John Pregenzer, president of Atkore’s Electrical business. He added, “This acquisition strengthens Atkore’s existing product portfolio and enables us to better serve customers in the Southeast and mid-Atlantic regions of the United Sates.”

Queen City Plastics is headquartered in Fort Mill, South Carolina, with approximately 60 employees. It will continue operating at its current location. The company offers a wide-ranging line of PVC products, including Schedule 40 and Schedule 80 rigid PVC conduit as well as conduit for encased or direct burial that meet UL, NEMA and ASTM specifications.

Terms of the sale are undisclosed.

About Atkore International Group Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.

With approximately 3,900 employees and 66 manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.

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